                                   Exhibit 11

                          FARR COMPANY AND SUBSIDIARIES
                         EARNINGS PER SHARE CALCULATIONS
                                   (Unaudited)

As a result of the 3 for 2 stock split distributed on March 28, 1997, per share amounts for 1996 have been restated to reflect the weighted average number of shares of common stock outstanding, increased by shares issued for the stock split. The per share amounts in 1996 are calculated as though the stock split occurred on the first day of the year.

                                              Three Months Ended                Nine Months Ended
                                         Sep. 27, 1997  Sep. 28, 1996     Sep. 27, 1997  Sep. 28, 1996
                                         -------------  -------------     -------------  -------------

BASIC EARNINGS PER SHARE CALCULATION:

Earnings:
Net Income                                  $1,892,000     $1,595,000        $5,418,000     $4,272,000
                                            ==========     ==========        ==========     ==========

Shares:
Weighted average number of
    common shares outstanding                5,498,179      5,441,760         5,498,179      5,441,760
                                            ==========     ==========        ==========     ==========

Net Income Per Common Share                      $0.35          $0.29             $0.99          $0.78
                                            ==========     ==========        ==========     ==========




PRIMARY EARNINGS PER SHARE CALCULATION:

Earnings:
Net Income                                  $1,892,000     $1,595,000        $5,418,000     $4,272,000
                                            ==========     ==========        ==========     ==========

Shares
Weighted average number of
    common shares outstanding                5,498,179      5,441,760         5,498,179      5,441,760

Assuming exercise of options
    reduced by the number of
    shares which could have been
    purchased with the proceeds
    from exercise of such options              139,336         96,069           139,336         96,069
                                            ----------     ----------        ----------     ----------

Weighted average number of
    common shares and dilutive
    common share equivalents
    outstanding                              5,637,515      5,537,829         5,637,515      5,537,829
                                            ==========    ===========        ==========     ==========

Net Income Per Common Share                      $0.34           $0.29            $0.96          $0.77
                                            ==========     ===========       ==========     ==========
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